As filed with the Securities and Exchange Commission on October 15, 2004

Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUEENSTAKE RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada

N/A

(State or other jurisdiction of incorporation or organization)

(I.R.S. Employer Identification Number)

999 18th Street, Suite 2940

Denver, Colorado 80202

 (Address of registrant’s principal executive offices)

Queenstake Resources Ltd. Incentive Share Option Plan

(Full title of the plan)

Christopher Davie

President and Chief Executive Officer

Queenstake Resources Ltd.

999 18th Street, Suite 2940

Denver, Colorado 80202

(303) 297-1557

(Name, address and telephone number, including area code,

 of agent for service and authorized representative of registrant in the United States)

with copies to:

Susan K. Shapiro, Esq. Perkins Smith & Cohen LLP One Beacon Street Boston, Massachusetts 02108 (617) 854-4000	Roderick C. McKeen, Esq. Axium Law Group Suite 3350, Four Bentall Centre 1055 Dunsmuir Street Vancouver, B.C., Canada V7X 1L2 (604) 692-4901

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Shares without par value	30,000,000 shares	$0.469	$14,070,000	$1,782.67

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common shares reported on the Toronto Stock Exchange on October 12, 2004 (amounts shown in U.S. dollars based on exchange rate of U.S. $1.00 to Cdn. $1.2575 on that date as reported by the Federal Reserve Bank of New York).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

Not required to be filed with this registration statement.

Item 2.

Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the registrant pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated in this registration statement by reference (Exchange Act File No. 0-24096):

(a)

The registrant’s Annual Report on Form 20-F for the year ended December 31, 2003.

(b)

All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2003.

(c)

The description of the common shares, without par value, contained in the registration statement on Form 20-F of the registrant’s predecessor entity filed with the Commission on May 10, 1994.

For the most recent description of the registrant’s common shares, reference is made to the following sections of “Item 10.  Additional Information” in the registrant’s most recent Annual Report on Form 20-F:  (i) “ -- B.  Articles and By-Laws -- Attributes of Common Shares” (summary information concerning voting rights, dividends, profits, rights on dissolution, pre-emptive, conversion and other rights) and “ -- Limitations on the Right to Own Securities” (statutory provisions for notification and review for certain proposed acquisitions of control of Canadian businesses by non-Canadians); (ii) “ -- D.  Exchange Controls” (no restrictions on import/export of capital affecting remittance of dividends, interest or other payments to nonresident holders of the registrant’s common shares); and (iii) “ -- E.  Taxation” (information concerning taxes, including withholding provisions, to which U.S. securities holders are subject under existing Canadian laws and regulations, and information concerning reciprocal tax treaty provisions between the U.S. and Canada).  The registrant incorporates by reference in this registration statement any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.

Description of Securities.

Not Applicable.

Item 5.

Interests of Named Experts and Counsel.

Not Applicable.

Item 6.

Indemnification of Directors and Officers.

Section 7.01 of the registrant’s By-law No. 1 provides that no director will be liable for acts or omissions of any other director or any officer or employee, or for any loss, damage or expense sustained by the registrant through:  defects in title to any property acquired by the registrant or on its behalf; or for losses or damages sustained by the registrant in connection with investment of its funds or property (including losses or damages arising from bankruptcy, insolvency or other tortious acts of an entity with which such funds or property are deposited); or for any loss caused by an error of judgment or oversight on the part of such director; or for any other liability that the director may incur in his capacity as director, except for liabilities occasioned by the director’s own willful neglect or default.  This Section also provides that the registrant’s directors and officers must act in accordance with the Business Corporations Act (Yukon Territory) (the “Act”) and regulations thereunder, and will not be relieved from liability for any breach of such Act or regulations.

Section 7.02 of the registrant’s By-law No. 1 provides that, subject to limitations contained in the Act, and provided the indemnitee is fairly and reasonably entitled to be indemnified by the registrant, the registrant will indemnify its directors and officers, including former directors and officers or persons acting at the request of the registrant as a director or officer of a corporation of which the registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the registrant or any such other corporation), and heirs and legal representatives of such persons, against all costs and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the registrant or any such other corporation, if:

  he acted honestly and in good faith with a view to the best interests of the registrant; and

  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Section 7.03 of the registrant’s By-law No. 1 provides that, subject to limitations contained in the Act, the registrant may purchase and maintain insurance for its directors and officers as determined by the registrant’s Board of Directors.  As discussed below, the registrant does maintain such insurance.

Subsection (1) of Section 126 of the Act provides that except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if:

(a)

he acted honestly and in good faith with a view to the best interests of the corporation; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

A corporation may with the approval of the Supreme Court of the Yukon Territory (the “Court”) indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act.

Notwithstanding anything in Section 126 of the Act, a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity:

(a)

was substantially successful on the merits in his defense of the action or proceeding;

(b)

fulfills the conditions set out in paragraphs (1)(a) and (b) of Section 126 of the Act; and

(c)

is fairly and reasonably entitled to indemnity.

A corporation may purchase and maintain insurance for the benefit of any Person against any liability incurred by him:

(a)

in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)

in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

A corporation or a Person may apply to the Court for an order approving an indemnity under Section 126 of the Act and the Court may so order and make any further order it thinks fit, including an order that notice be given to any interested person.

In addition, the registrant maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.

Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which  offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on October 13, 2004.

QUEENSTAKE RESOURCES LTD.

Registrant

By:

/s/ Christopher Davie

Christopher Davie

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Davie and John F. Engele, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Christopher Davie Christopher Davie	President, Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	October 13, 2004
/s/ John F. Engele John F. Engele	Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2004

/s/ Dorian Nicol Dorian Nicol	Director	October 13, 2004
/s/ James Mancuso James Mancuso	Director	October 13, 2004
Peter Bojtos	Director	October 13, 2004
/s/ Hugh Mogensen Hugh Mogensen	Director	October 13, 2004
/s/ Robert Zerga Robert Zerga	Director	October 13, 2004
/s/ Mike Smith Mike Smith	Director	October 13, 2004

Exhibit Number	Description of Document
4.1	Certificate of Continuance of Queenstake Resources Ltd. to the Yukon Territory, dated June 24, 1999, as set out in the attached Articles of Continuance, under section 190 of the Business Corporations Act (Yukon)	(1)
4.2	Certificate of Arrangement of Queenstake Resources Ltd., Santa Cruz Gold Inc. and 18463 Yukon Inc. effective June 29, 1999	(1)
4.3	Certificate of Amalgamation of Queenstake Resources Ltd. dated July 19, 1999, Articles of Amalgamation and By-laws	(1)
5.1	Opinion of Campion Macdonald (including the consent of such firm) regarding the legality of the securities being offered
23.1	Consent of Campion Macdonald (included as part of Exhibit 5.1 hereto)
23.2	Consent of Staley, Okada & Partners, Chartered Accountants, independent auditors
23.3	Consent of Deloitte & Touche LLP, independent auditors
23.4	Consent of Pincock Allen & Holt
24	Powers of Attorney (included on signature page)
99	Queenstake Resources Ltd. Incentive Share Option Plan

(1)

Incorporated by reference to the exhibits to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 1999, as filed with the Commission.